Exhibit 10.3

August 17, 2016
PRIVATE & CONFIDENTIAL
Mr. John Bower

Dear John:

Due to your long-standing and exemplary service to Resources Global Professionals (“RGP” or the “Company”), we are pleased to offer you the following promotion and enhanced benefits.  Effective August 29, 2016, you will assume the role of Chief Accounting Officer for the Company, reporting to the Chief Financial Officer.  Below, enumerated are the enhanced terms and conditions of this offer.

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Cash Compensation:  This is an exempt position and will be compensated at an annual rate of $250,000, payable in bi-weekly installments.  You will continue to be eligible for a cash bonus each year in accordance with our discretionary Company-wide incentive compensation program.

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Severance Protection:  In the event that your employment is terminated by RGP for reasons other than Cause, we agree to provide you severance or transition support.  Specifically, we will pay to you the equivalent of twelve months base salary, and the equivalent of one year’s cash bonus payment (averaged over the most recent three years of award) as a severance payment.  Also as severance, you will be eligible to participate in the Company’s group benefit plans at your then current elections at the Company’s expense for a period of up to one year or until you are eligible for group benefits through a subsequent employer.  The severance payment will only be made, and your benefits eligibility will only be effective, following your execution of a standard severance and release agreement.  The Company will not have an obligation to make the foregoing payment to you, or permit you to participate in the Company’s group benefit plans, unless and until the release agreement, referenced above, becomes irrevocable by you in accordance with all applicable laws, rules and regulations.  The term “Cause” for purposes of this offer of continued employment shall have the meaning defined in Attachment A hereto.

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Change of Control Protection:  Upon a Change of Control event, as such term is defined in Section 7.2 of the RGP’s 2014 Performance Incentive Plan and/or any successor equity plan(s) which provide for same or similar treatment following Change of Control as defined in Section 7.2 of the Company’s 2014 Performance Incentive Plan, all of your then-outstanding and otherwise unvested outstanding equity awards shall be deemed immediately vested, notwithstanding any other provision of the applicable plans or award documentation to the contrary.

To confirm your acceptance of our offer and the terms of this letter, please sign below in the space provided and return the original to us within seven (7) business days from the date of this letter.

John, I personally want to express to you our deep gratitude for your service to RGP over the past 19 years.  I am enthusiastic about your continued employment as a member of the senior leadership.  We hope you enjoy the reward and enhanced security that these additional benefits provide.  You have earned them.

Sincerely,

/s/ Kate W. Duchene

Kate W. Duchene
Chief Legal Officer

I hereby accept RGP’s offer as described in this letter.

/s/ John Bower	August 17, 2016
John Bower	Date

Resources Global Professionals is an Equal Opportunity Employer.

Attachment A

TERMINATION FOR CAUSE:  The Company may, by providing written notice to you, terminate your employment hereunder for Cause at any time.  The term “Cause” for purposes of this letter agreement shall mean:

(a)	Your conviction of or entrance of a plea of guilty or nolo contendere to a felony; or

(b)	You are engaging or have engaged in fraud, material dishonesty, or other acts of willful and continued misconduct in connection with the business of the Company; or

(c)	Conviction of criminal theft, embezzlement, or other criminal misappropriation of funds by you from the Company; or

(d)
Your continued and substantial failure to perform the duties hereunder (other than as a result of total or partial incapacity due to physical illness), which failure is not cured within thirty (30) days following written notice by the Company to you of such failure.